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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and effective as of the dates written below by and between COLLABORATIVE CLINICAL RESEARCH, INC. ("Company") and HERBERT L. HUGILL (the "Employee").

                                   WITNESSETH:

         WHEREAS, the Employee wishes to become employed by the Company; and

         WHEREAS, the Company desires to employ Employee consistent with the terms of this Agreement; and

         WHEREAS, the Employee and the Company desire to enter into an agreement expressly indicating the terms and conditions of their relationship;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Employee agree as follows:

         1. DUTIES. The Company employs Employee in the position of Chief Operating Officer. Employee shall generally be responsible for overall management of Company's business operations including business operations of the Company's subsidiaries and divisions, but excluding DataTRAK, which shall operate as an independent business unit. Employee shall be responsible for the overall profit and loss performance of Company including generation of sales revenues, oversight and maintenance of the Affiliated Network and oversight of internal operations. Principle departments which shall report to Employee include sales and marketing, affiliate site relations, and clinical operations. Employee shall perform his duties under the direction of the Chief Executive Officer of Collaborative Clinical Research, Inc. During the course of his employment, Employee shall at all times, faithfully, industriously and to the best of his abilities, perform all duties that reasonably may be required of him by virtue of his position and shall devote his full business time and efforts to the affairs of the Company. The Employee may, however, serve as an outside director of any other corporation provided Employee obtains the written consent of the Company, which shall not be unreasonably withheld.

         2. SALARY. The Company will pay Employee a base salary of One Hundred Seventy Thousand Dollars ($170,000.00) per year in accordance with the Company's payroll practices, or in such other periodic method to which both parties agree, minus appropriate withholdings and deductions. The Company will review Employee's compensation hereunder on an annual basis, and may adjust the above-indicated level, in its sole discretion, based on Employee's performance of his duties hereunder and/or the performance of Collaborative Clinical Research, Inc., provided, however, that the Company shall not reduce the Employee's salary to be paid in any succeeding year to an amount less than the Employee's base salary as established herein. Both parties agree that the above reference to an "annual base salary" or to other benefits of employment, including but not limited to bonuses, does not in any way guarantee and/or add to the express length of employment of Employee, other than as set forth herein.

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         3. STOCK OPTION PLAN. Within 30 days after Employee begins employment,
Employee shall receive a Stock Option Agreement for the granting of 50,000 stock options for the purchase of Company Common Stock ("the Common Stock") at a per share exercise price equal to the closing price of the Common Stock on the date of the Stock Option Grant. Pursuant to the terms of the separate Stock Option Agreement, Employee will vest 12,500 stock options on each anniversary date of the Stock Option Agreement. The employee will be entitled to receive additional stock option grants of 50,000 each on January 1, 1999, 2000 and 2001. These additional stock option grants will be based upon the Employee achieving established targets as outlined in Exhibit A. The strike price for these additional stock option grants will be the closing price as quoted on the NASDAQ on the date of grant (1/1/99, 1/1/00, 1/1/01).

         4. BENEFITS. During the course of employment, Employee shall be entitled to participate in any employment benefit plans which are maintained or established by the Company for its similarly-situated employees, including enrollment in medical, dental, and life insurance policies or plans, as well as a 401K plan, and all paid holidays afforded to other similarly-situated employees.

         5. VACATIONS. During the course of employment, Employee shall be entitled to paid vacation time equal to fifteen (15) days, to be taken at a time or times acceptable to the Company and otherwise consistent with the terms and conditions of this Agreement and the Company's vacation pay policy.

         6. RELOCATION EXPENSES. The Company will reimburse Employee for all reasonable relocation expenses, including the expense of moving Employee's possessions from Florida to the Cleveland, Ohio area, and reasonable expenses incurred in travel to the Cleveland, Ohio area for the purpose of locating housing. The Company will reimburse Employee for all reasonable Cleveland housing expenses for first 90 days after the effective date of this Employment Agreement.

               6.1 REAL ESTATE BROKER'S COMMISSIONS. The Company will reimburse Employee for reasonable licensed real estate broker's commission (Broker's Fee) incurred by Employee in the Sale of the Employee's current residence located in Oldsmar, Florida. The Company will pay $20,000 upon the sale of Employee's current residence. The balance of the Broker's Fees will be paid only after Employee has completed 12 months of employment with the Company. If the Employee is not employed by the Company at the time each portion of the Broker's Fee become payable, the Company will have no obligation to reimburse the Employee for any unreimbursed Broker's Fees. The Employee will provide the Company with reasonable documentation to support the Broker's Fee incurred by Employee.

         7. TERM AND TERMINATION OF AGREEMENT. The Term of this Agreement shall commence on the date written below and shall continue for a period of four (4) years, unless sooner terminated as provided in paragraphs 7.1, 7.2, 7.3, 7.5, 7.6, 7.7 or 7.8 below.

               7.1 TERMINATION FOR DEATH. This Agreement shall terminate automatically upon the Employee's death. With the exception of any benefits under the Company's employee benefit plans or stock options that have vested under the Company's Stock Option Plan

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which may inure to the benefit of Employee's beneficiaries, upon Employee's death, the Company shall have no further obligations under the terms and conditions of this Agreement.

               7.2 TERMINATION FOR DISABILITY. The Company and the Employee acknowledge and agree that the essential functions of the Employee's position are unique and critical to the Company and that a disability condition which causes the Employee to be unable to perform the essential functions of his position with or without reasonable accommodations for a period in excess of one hundred twenty (120) calendar days will constitute an undue hardship on the Company. If the Company determines in good faith upon medical certification and in consultation with Employee and, if necessary or appropriate, with Employee's physician(s), that the Employee is disabled and unable to perform the essential function of his position with or without reasonable accommodations, it may give Employee written notice of its intention to terminate Employee's employment. If Employee's employment is terminated pursuant to this provision during the term of this Agreement, employee shall be entitled to his salary through the date of such termination, and to any other employee benefits maintained or established by the Company for its similarly situated employees.

               7.3 TERMINATION FOR CAUSE. The Company may terminate Employee's employment for cause by written notification citing the specific reasons for termination. For purposes of this Agreement, "Cause" means:

                    (1) Employee's conviction of a felony involving moral turpitude or a felony in connection with his employment;

                    (2) Employee's theft, fraud, embezzlement, material willful destruction of property or material disruption of the operations of the Company;

                    (3) Employee's use or possession of illegal drugs and/or alcohol on Company premises or reporting to work under the influence of same; or

                    (4) Employee's engaging in conduct, in or out of the workplace, which in the Company's reasonable determination has an adverse effect on the reputation or business of the Company; or

Under any such termination for Cause, all rights, benefits, obligation and duties of the parties hereunder shall immediately cease, except any compensation due and owing through the date of termination and/or fringe benefits which have vested on Employee's behalf prior to such termination, if any.

               7.4 SUSPENSION. In the event Employee engages in conduct subjecting Employee to potential civil or criminal liability which could have an adverse effect upon the Company's reputation or business or is related to Employee's duties and responsibilities, the Company reserves the right to immediately suspend Employee with pay, pending investigation and/or the outcome of the matter.

               7.5 TERMINATION BY EMPLOYEE. Employee may terminate his employment and this Agreement at any time for any or no reason. Employee acknowledges and

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agrees that a voluntary resignation, termination or retirement by Employee prior to the expiration of this Agreement shall result in the termination of this Agreement and all rights and obligations under this Agreement shall immediately cease, except any fringe benefits or stock options which have vested on Employee's behalf prior to such termination.

               7.6 TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate his employment and this Agreement at any time, in the event of (i) any material reduction by the Company of such Employee's duties, responsibilities or title and, (ii), any involuntary removal of such Employee from any position previously held (except in connection with a promotion or a termination for Cause, Death or Disability, or the voluntary termination by the Employee other than for Good Reason). In the even of such termination by Employee for Good Reason, Employee shall be entitled to receive (i) his salary through the date of such termination and for a period of six (6) months after such termination, and
(ii) outplacement services from an agency to be selected by the Company in an amount not to exceed Ten Thousand ($10,000) Dollars, and (iii) continuation for six (6) months of medical, dental and life insurance benefits in accordance with Employee's then existing plan, including deduction from Employee's salary of the then existing bi-weekly employee contribution for such plan benefits and (iv) the Company will make a recommendation to the Company's Compensation Committee to consider vesting the Employee in all granted non-vested stock options. The Compensation Committee, in its sole discretion, will make the determination to vest or not to vest Employee in granted non-vested stock options.

               7.7 TERMINATION OTHER THAN FOR CAUSE. The Company may terminate the Employee for other than Cause at any time during the term of this Agreement, upon not less than thirty (30) days notice. In the event the Company exercises its right to terminate the Employee other than for Cause at any time during this Agreement, Employee shall at the time of such termination be entitled to receive
(i) his salary through the date of such termination and for a period of one (1) year after such termination, and (ii) outplacement services from an agency to be selected by the Company in an amount not to exceed Ten Thousand ($10,000.00) Dollars, and (iii) continuation for one (1) year of medical, dental and life insurance benefits in accordance with Employee's then existing plan, including deduction from Employee's salary of the then existing bi-weekly employee contribution for such plan benefits and (iv) the Company will make a recommendation to the Company's Compensation Committee to consider vesting the Employee in all granted non-vested stock options. The Compensation Committee, in its sole discretion, will make the determination to vest or not to vest Employee in granted non-vested stock options.

               7.8 CHANGE OF CONTROL. If a Change of Control (as defined in this paragraph) shall occur during the Term of this Agreement, and Employee's employment is (a) not continued by the purchaser or successor or (b) there is a material change in the Employee's role, duties, responsibility or title following a Change of Control and Employee voluntarily terminates his employment and this Agreement therefor, Employee shall be entitled to receive (i) his salary through the date of such non-continuation and for a period of one (1) year after such non-continuation, and (ii) outplacement services from an agency to be selected by the Company in an amount not to exceed Ten Thousand ($10,000.00) Dollars, (iii) continuation for one (1) year of medical, dental and life insurance benefits in accordance with Employee's then existing plan, including deductions from Employee's salary of the then existing bi-weekly employee contribution for such plan benefits. For purposes hereof, the term "Change of Control" shall mean (A) the sale of all or substantially all of the assets of the Company, (B) the sale of a majority of the

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outstanding shares of capital stock of the Company entitled to vote in a single transaction or series of related transactions (except with respect to a public offering of the Company's shares of capital stock), (C) the consummation of a merger, consolidation or similar transaction involving the Company in which the holders of the Company's capital stock immediately prior to the transaction do not retain at least a majority of the voting power of the Company surviving the merger or its parent Company, or (D) the complete liquidation or dissolution of the Company.

         8. RESTRICTIVE COVENANTS OF EMPLOYEE.

               8.1 NONCOMPETITION. During the period of Employee's employment by the Company and, (i) in the case of the termination of Employee's employment under Section 7.6 hereof, for a period of six (6) months thereafter or, (ii) in the case of the termination of Employee's employment under section 7.7 hereof, for a period of twelve (12) months thereafter, or (iii) in the case of the termination of Employee's employment under any provision of Section 7 hereof other than Section 7.6 or 7.7, for a period of fifteen (15) months (the "Noncompetition Period"), Employee shall not, directly or indirectly, whether as an individual on his own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent or otherwise, in any State of the United States in which the Company now or hereafter conducts business:

            (iii) enter into or engage in any business including, without limitation, for a clinical contract research organization (a " clinical CRO"), or otherwise perform any clinical contract research, which competes with the business now or hereafter carried on by the Company or any parent or subsidiary of, or entity controlled by the Company ("Company Affiliates");

            (iv) solicit customers, business patronage or orders on behalf of, or perform other services for, any business, including, without limitation, any clinical CRO, which directly or indirectly competes with the business of the Company or any Company Affiliate; or

            (v) promote or assist, financially or otherwise, any person, firm, association, Company or other entity, including, without limitation, any clinical CRO, engaged in the business which competes with the current or future business of the Company or any Company Affiliates;

provided, however, that the foregoing covenant shall not be deemed to have been violated solely by (a) the ownership of equity securities of any entity which competes with a future business of the Company or any Company Affiliate, to the extent that such securities are acquired prior to the date that the Company or Company Affiliate commences such future business; or (b) the ownership for investment purposes of less than five percent (5%) of the equity securities of an entity which has equity securities listed on a national securities exchange or publicly traded in the over-the-counter-market.

               8.2 CONFIDENTIALITY AND WORK PRODUCT. Employee acknowledges that during his/her employment with the Company he/she has had and will have access to confidential information, knowledge, and data regarding the business of the Company and Company Affiliates, whether received, acquired or developed by him/her or otherwise, including, without limitation, trade secrets, design information, research methods and techniques, scientific data and formulae, pricing data, customer information and all other information or data relevant to the business of the

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Company (collectively, except any of the foregoing which is at the time generally known to the public and which did not become generally known through the breach of any agreement restricting its disclosure, "Proprietary Information"). Employee further acknowledges that in the course of his/her employment he/she may be producing designs, analyses, recommendations, reports, complications, studies and other worth product, acquiring information on behalf of the Company and any conceive of ideas, innovations, processes and improvements relating to the business of the Company (collectively, "Work Product"). As to the ownership, disclosure and use of Proprietary Information and Work Product, Employee agrees that, from and after the date hereof:

               (i) he/she will promptly disclose in writing to the Company all Work Product;

               (ii) all Proprietary Information, all Work Product and all rights therein are and shall be the sole and exclusive property of the Company and all rights or interest of Employee therein are hereby assigned by Employee to the Company, and Employee will cooperate with and assist the Company from time to time, in any manner reasonably requested by the Company, in obtaining title or ownership therein or evidence thereof;

               (iii) Employee shall not divulge, disclose or communicate to any third party in any manner, directly or indirectly, Proprietary Information or Work Product;

               (iv) Employee will not use for his/her own benefit or purposes or for the benefit or purposes of any third party or permit or assist, by acquiescence or otherwise, any third party to use in any manner, directly or indirectly, Proprietary Information or Work Product;

               (v) upon the termination of his/her employment, Employee will promptly deliver to the Company all Proprietary Information and Work Product, including, without limitation, any reproductions, copies, abstracts, summaries or other documents or records of Proprietary Information or Work Product; and

               (vi) Following termination of the Non-competition Period, the obligations of Employee in this Section 8.2 shall not apply to Proprietary Information or Work Product of the Company as it existed on the effective date hereof but shall continue for all Proprietary Information of the Company or any Affiliate, whenever developed, and any Proprietary Information and Work Product of Collaborative Clinical Research, Inc. for the period after such effective date.

               8.3 NO INTERFERENCE. During the Non-competition Period, Employee agrees that he/she shall not:

               (i) take any action which would:


                   (a) interfere with the contractual relationship of the Company, any Company Affiliate, customers, suppliers, employees or other which relate to the business of the Company or any Company Affiliate; or

                   (b) induce any employee or representative of the Company or

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any Company Affiliate not to continue as an employee or representative of the
Company or any Company Affiliate;

                   (ii) make remarks or take any other action which disparages or diminishes the reputation of the Company or any Company Affiliate;

                   (iii) without limiting the generality of the foregoing, without the prior written consent of the Chief Executive Officer, directly or indirectly employ, whether as an employee, officer, director, agent, consultant or independent contractor, any person who was an employee, representative, officer or director of the Company or any Company Affiliate at any time during the six-month period prior to the date of such proposed employment; provided, however, that the covenants contained in this clause (iii) shall not apply with respect to such person terminated by action of the Company or any Company Affiliate or who has resigned their position with the Company or any Company Affiliate.

                   8.4 INJUNCTIVE RELIEF. Both parties hereto recognize that the services to be rendered by Employee to the Company are special, unique and of extraordinary character, that the market for the Company's services and products is worldwide, and that if Employee hereafter fails to comply with the restrictions and obligations imposed upon him/her hereunder, the Company may not have an adequate remedy at law. Accordingly, the Company, in addition to any other rights which it may have, shall be entitled to seek injunctive relief to enforce such restrictions and obligations without the necessity of posting any bond.

         9. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants to the Company that he has the capacity to enter into this Agreement that he is not a party to any agreement, arrangement or other understanding with any person or entity which might affect, restrain or conflict with the provisions of this Agreement and/or the services to be provided to the Company by Employee under this Agreement.

         10. REFORMATION OF AGREEMENT; SEVERABILITY. In the event that any provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed-upon intent of the parties hereto that all remaining provisions or terms of the Agreement shall remain in full force and effect to the maximum extent permitted and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

         11. ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. Employee shall not assign this Agreement without the prior written consent of the Company.

         12. NOTICE. Any notice required to be given under the terms of this Agreement shall be in writing, and mailed to the recipient's last known address or delivered in person. If sent by registered or certified mail, such notice shall be effective when mailed; otherwise, it shall be effective upon delivery.

         13. ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement, Exhibit A, and the Stock Option Agreement contain the entire agreement between the

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parties hereto with respect to the subject matter hereof and replaces or supersedes any previous agreement on such subject matter. It may not be changed orally, but only by agreement, in writing, signed by each of the parties hereto. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of the Company at any time, or from time to time, to require performance of any of Employee's obligations under this Agreement shall in no manner affect the Company's right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

         14. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         15. COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same document.

         16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.


Date:   DECEMBER 8, 1997                       /S/ HERBERT L. HUGILL
     -------------------------------        ------------------------------------
                                                     HERBERT L. HUGILL


                                           COLLABORATIVE CLINICAL RESEARCH, INC.


Date:   DECEMBER 8, 1997                   By:   /S/ JEFFREY A. GREEN
     -------------------------------          ----------------------------------

                                           Title:  PRESIDENT & CEO
                                                 -------------------------------

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